Exhibit 12

BB&T Corporation
Earnings To Fixed Charges
(Dollars in thousands)

	For the Six Months Ended
	June 30,				For the Years Ended December 31,

	2005		2004		2004		2003		2002		2001		2000

Earnings:
Income before income taxes	$1,175,225		$1,083,222		$2,322,362		$1,617,030		$1,790,697		$1,360,428		$1,013,006
Plus:
Fixed charges	876,900		567,601		1,232,111		1,306,218		1,713,021		2,438,401		2,586,815
Less:
Capitalized interest	232		263		638		514		504		798		470

Earnings, including interest on
deposits	2,051,893		1,650,560		3,553,835		2,922,734		3,503,214		3,798,031		3,599,351

Less:
Interest on deposits	520,582		339,466		729,660		755,677		1,003,058		1,566,269		1,685,248

Earnings, excluding interest on
deposits	$1,531,311		$1,311,094		$2,824,175		$2,167,057		$2,500,156		$2,231,762		$1,914,103

Fixed Charges:
Interest expense	$850,028		$553,377		$1,198,472		$1,272,787		$1,686,584		$2,414,936		$2,563,912
Capitalized interest	232		263		638		514		504		798		470
Interest portion of rent expense	26,640		13,961		33,001		32,917		25,933		22,667		22,433

Total Fixed Charges	$876,900		$567,601		$1,232,111		$1,306,218		$1,713,021		$2,438,401		$2,586,815

Less:
Interest on deposits	520,582		339,466		729,660		755,677		1,003,058		1,566,269		1,685,248

Total fixed charges excluding
interest on deposits	$356,318		$228,135		$502,451		$550,541		$709,963		$872,132		$901,567

Earnings to fixed charges:
Including interest on deposits	2.34	x	2.91	x	2.88	x	2.24	x	2.05	x	1.56	x	1.39	x

Excluding interest on deposits	4.30	x	5.75	x	5.62	x	3.94	x	3.52	x	2.56	x	2.12	x